Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

DIFFUSION PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	7,507,236(1)	—	$12,879.12(2)	$0.00011020	$1.42
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$12,879.12(2)	—	$1.42	—	—	—	—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1.42

(1)

Relates to common stock (“Diffusion Common Stock”), $0.001 par value per share, of Diffusion Pharmaceuticals Inc., a Delaware corporation (“Diffusion”), issuable to holders of common stock (“EIP Common Stock”), $0.001 par value per share of EIP Pharma, Inc., a Delaware corporation (“EIP”), in the proposed merger of Dawn Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Diffusion, with and into EIP, with EIP continuing as a wholly-owned subsidiary of Diffusion and the surviving corporation of the merger, including shares of Diffusion Common Stock issuable in respect of EIP’s convertible notes (each, an “EIP Convertible Note”) and each of EIP’s Series A-1 preferred stock, par value $0.001, EIP’s Series A-2 preferred stock, par value $0.001, and EIP’s Series B preferred stock, par value $0.001, all of which will be converted into shares of common stock of EIP immediately prior to the effective time of the merger. The amount of Diffusion Common Stock to be registered reflects the maximum number of shares of Diffusion Common Stock that are expected to be issued in connection with the merger, without taking into account the effect of any reverse stock split of the Diffusion Common Stock, assuming a pre-split exchange ratio of 0.1943, which exchange ratio was estimated based upon (i) the parties respective capitalizations as of the date of the Merger Agreement, (ii) the closing price of the Diffusion Common Stock the preceding day, and (iii) an assumed EIP Convertible Note conversion price of $3.00. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Diffusion Common Stock as may be issuable as a result of stock splits, stock dividends or the like.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. EIP is a private company, no market exists for its securities, and EIP has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the EIP securities expected to be exchanged in the merger.